Exhibit 99.6

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in the Registration Statements of Verigy Ltd. and Alisier Limited on Form S-4, and in the Joint Proxy Statement/Prospectus of Verigy Ltd. and LTX-Credence Corporation, of our opinion dated November 17, 2010 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary— The Merger—Opinion of Verigy Financial Advisor Regarding the Merger,” “The Merger—Background of the Merger,” “—Recommendation of the Verigy Board of Directors” and “—Opinion of Verigy Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MATHEW F. HEIN
Mathew F. Hein Managing Director

Menlo Park, California

December 21, 2010